Exhibit 99.1

Media Contact: Mark Goldman 612.851.7802 news@valspar.com	Investor Contact: Tyler Treat 612.851.7358 investors@valspar.com

Shane D. Fleming Elected to Valspar Board of Directors

Minneapolis, Minn. – April 25, 2013 – The Valspar Corporation (NYSE: VAL) today announced that its Board of Directors elected Shane D. Fleming to serve as a director of the corporation. Fleming, 54, was also appointed to serve on the Board’s compensation committee, effective June 4, 2013. He is currently chairman, chief executive officer and president of Cytec Industries Inc. (NYSE: CYT), a global specialty material and chemical technologies company serving a diverse range of end markets including aerospace and industrial materials, mining and plastics.

“Shane brings to the Board a deep understanding of the resin, polymer and specialty chemicals industries and many of the markets we serve,” said Gary E. Hendrickson, Valspar chairman and chief executive officer. “His international business experience and coatings industry background will be invaluable as we continue to grow our business. It’s a pleasure to welcome Shane to our Board.”

Prior to becoming chairman and chief executive officer of Cytec Industries in January 2009, Fleming served as the company’s president and chief operating officer. He began his career with Cytec in 1983 and held a number of senior leadership roles throughout his 30-year tenure, including international management and technical positions with the company.

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About The Valspar Corporation
The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry. For more information, visit www.valsparglobal.com.